Exhibit 21.1

Subsidiaries of the Registrant

1.	Bank of Florida – Southwest
1185 Immokalee Road
Naples, Fl 34110
FEI # 59-3615345
Ownership = 100%

2.	Bank of Florida – Southeast
200 SW 1st Street, Ste 1700
Ft. Lauderdale, Fl 33301
FEI # 75-3001396
Ownership = 100%

3.	Bank of Florida Trust Company
1185 Immokalee Road
Naples, Fl 34110
FEI # 59-3658784
Ownership = 100%

4.	Bank of Florida – Tampa Bay
777 So. Harbour Island Blvd., Ste 100
Tampa, Fl 33602
FEI # 20-1779341
Ownership = 100%